Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Lisa Babington

Senior Manager, Corporate Communications

Perrysburg, Ohio, US

567 336-1445

lisa.babington@o-i.com

Carol Williams joins O-I Board of Directors

Perrysburg, Ohio (Jan. 29, 2014) — Owens-Illinois, Inc. (NYSE: OI) announced today that Carol Williams has been appointed to the O-I Board of Directors. Ms. Williams is a special advisor to the CEO at Dow Chemical Company, a diversified chemical company with revenues in 2012 of $56.8 billion. Prior to her current role, which began on January 1, 2014, she served as Dow’s executive vice president of manufacturing and engineering, supply chain and environmental, health & safety operations.

During Williams’ 34 year history at Dow, she moved through a number of management positions in R&D before becoming operations leader and then vice president for the North American chlor-alkali assets business. She was named senior vice president of basic chemicals in 2009 and president of chemicals & energy in 2010 before assuming her executive vice president role. Williams, who holds a bachelor’s degree in chemical engineering from Carnegie Mellon University in Pittsburgh, Pa., also serves on Dow Chemical’s Executive Leadership Committee and Strategy Board.

“We are very much looking forward to the knowledge Ms. Williams will bring to our Board,” said O-I Chairman and CEO Al Stroucken. “She has a great deal of management expertise —  from manufacturing to purchasing to supply chain, as well as extensive experience in R&D. The breadth of her experience will be invaluable for O-I. “

Williams is also a board member for Atlanta based, Zep Inc., a leading producer of maintenance and cleaning chemical solutions. Her appointment to O-I’s Board of Directors is effective  February 20, 2014.

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About O-I

Owens-Illinois, Inc. (NYSE; OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $7.0 billion in 2013 and employs approximately 22,500 people at 77 plants in 21 countries. With global headquarters in Perrysburg, Ohio, USA, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit www.o-i.com.

O-I’s Glass Is Life TM movement promotes the widespread benefits of glass packaging in key markets around the globe. Join us in the #betteringlass conversation at www.glassislife.com.